Exhibit (i)

October 28, 2013

American Century Quantitative Equity Funds, Inc.

4500 Main Street

Kansas City, Missouri 64111

Ladies and Gentlemen:

I have acted as counsel to American Century Quantitative Equity Funds, Inc., a Maryland corporation (the “Company”), in connection with Post-Effective Amendment No. 65 (the “PEA”) to the Company’s Registration Statement on Form N-1A (File Nos. 33-19589, 811-5447), relating to the public offering from time to time of any or all of the Company’s authorized shares of common stock, par value One Cent ($0.01) per share, that have been classified and designated as indicated on Schedule A to this letter (the “Shares”).

In connection with rendering the opinions set forth below, I have examined the PEA; the Company’s Articles of Incorporation, Articles Supplementary, Articles of Amendment and Bylaws, as reflected in the Company’s corporate records; resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares; and such other documents as I deemed relevant. In conducting my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents. I have not independently established any facts represented in the documents so relied on.

I am a member of the Bar of the State of Missouri. The opinions expressed in this letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws (other than the conflict of law rules) of the State of Maryland that in my experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the law of that state. I express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, it is my opinion that:

1.     The issuance of the Shares has been duly authorized by the Company.

2.     When issued and paid for upon the terms provided in the PEA, and assuming the continued valid existence of the Company under the laws of the State of Maryland, the Shares will be validly issued, fully paid and non-assessable.

Please note that I am an employee of American Century Services, LLC, an affiliate of the Company’s investment advisor.

I hereby consent to the use of this opinion as an exhibit to the PEA. I assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the PEA. In giving my consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

By:	/s/ Daniel K. Richardson
Daniel K. Richardson Assistant General Counsel

SCHEDULE A

Series Name	Class Name
Disciplined Growth Fund	Investor
Institutional
A
C
R

Disciplined Growth Plus Fund	Investor
Institutional
A
C
R

Equity Growth Fund	Investor
Institutional
A
C
R

Core Equity Plus Fund	Investor
Institutional
A
C
R

Equity Market Neutral Fund	Investor
Institutional
A
C
R

Global Gold Fund	Investor
Institutional
A
C
R

Series Name	Class Name
Income & Growth Fund	Investor
Institutional
A
C
R

International Core Equity Fund	Investor
Institutional
A
C
R

NT Equity Growth Fund	Institutional

NT Small Company Fund	Institutional

NT Core Equity Plus Fund	Institutional

Small Company Fund	Investor
Institutional
A
C
R

Strategic Inflation Opportunities Fund	Investor
Institutional
A
C
R

Utilities Fund	Investor

Emerging Markets Value Fund	Investor
Institutional
A
C
R